Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to The Sherwin-Williams Company 2005 Deferred Compensation Savings and Pension Equalization Plan, The Sherwin-Williams Company 2005 Key Management Deferred Compensation Plan and The Sherwin-Williams Company 2005 Director Deferred Fee Plan of our reports dated February 10, 2005, with respect to the consolidated financial statements of The Sherwin-Williams Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004, and The Sherwin-Williams Company management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of The Sherwin-Williams Company and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
November 9, 2005